Exhibit 10 (a)

Name

Address 1

Address 2

Dear                         :

The Empire District Electric Company
2006 Stock Incentive Plan (the “Plan”)

Form of Notice of Award of Dividend Equivalents

This is to advise you that effective as of January 31, 2007 (the “Grant Date”), The Empire District Electric Company (“the Company”) has granted to you dividend equivalents as set forth in this Award (the “Dividend Equivalents”) subject to the conditions and terms herein stated and the applicable terms and conditions of the Plan (copy attached). The Dividend Equivalents covered by this Award relate to the Non-Qualified Stock Option Award dated [            ] made to you under the Plan (the “Related Option”) granting you the right to purchase                              shares of Common Stock of the Company (“Stock”) subject to the terms and conditions of that award and the applicable terms and conditions of the Plan.  This Award is intended to be a Restricted Stock Award within the meaning of the Plan and constitutes a separate arrangement from the Related Option.

1.             Dividend Equivalents.  You are hereby granted the right to receive a number of shares of Stock on the terms and conditions hereinafter set forth.  During the period from the Grant Date to the earlier of:  (i) the Conversion Date (as hereinafter defined) or (ii) the date on which your employment terminates for any reason, there shall be credited to an account (“Account”) established on the books of the Company Dividend Equivalents in an amount equal to the dividends that would have been payable to you if you owned the number of shares of Stock covered by the Related Option.  No interest or earnings will be credited on such Dividend Equivalents.  the “Conversion Date” shall be the earlier of (i) [           ], 2010, or (ii) the date of a Change in Control of the Company.  if your employment terminates other than by reason of a Designated Termination (as defined in Section 12 below) before the Conversion Date, you will forfeit the entire amount credited to your Account and will have no right to any benefits under this Award.  If you either (i) continue in employment with the Company and its Subsidiaries through the Conversion Date or (ii) terminate employment before the Conversion Date by reason of a Designated Termination (as defined in Section 12 below), then as of the Conversion Date, your Account will be converted into a number of shares of Stock determined by dividing the amount credited to your Account by the Fair Market Value (as defined in the Plan) of a share of Stock on the Conversion Date (disregarding fractions of a share).

2.             Payment of Stock.  In the event of the conversion of your Account into shares of Stock pursuant to the provisions of Section 1 above, a certificate for the shares of Stock to which you become entitled will be delivered to you or, in the event of your death, to the person or persons determined pursuant to Section 3 below, as of the Conversion Date.

3.             Heirs and Successors.  This Award shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any of the benefits distributable to you under this Award have not been distributed at the time of your death, such benefits shall be distributed to your Designated Beneficiary, in accordance with the provisions of this Award and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by you in a writing filed with the Committee in such form and at such time as the Committee shall require.  If you are deceased and failed to designate a beneficiary, or if the Designated Beneficiary does not survive you, any benefits distributable to you shall be distributed to the legal representative of your estate.  If you are deceased and have designated a beneficiary and the Designated Beneficiary survives you but dies before the complete distribution of benefits to the Designated Beneficiary under this award, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

4.             Administration.  The authority to manage and control the operation and administration of this Award shall be vested in the Committee identified in the Plan, and the Committee shall have all of the powers with respect to this Award that it has with respect to the Plan.  Any interpretation of the Award by the Committee and any decision made by it with respect to the Award are final and binding on all persons.

5.             Amendment.  This Award may be amended by written agreement between you and the Company, without the consent of any other person.

6.             Nontransferability.  This Award shall not be transferable except by will or the laws of descent and distribution or by beneficiary designation in accordance with Section 3 above.

7.             Taxes.  The Company shall be entitled to withhold the amount of any withholding tax payable with respect to the Award and to sell such number of shares of Stock as may be necessary to produce the amount so required to be withheld, unless the recipient supplies to the Company cash in the amount requested by the Company for the purpose.

8.             Employee and Shareholder Status.  This Award does not constitute a contract of continued service and does not give you the right to be retained as an employee of the Company or any of its Subsidiaries. This Award does not confer upon you or any other holder thereof any right as a shareholder of the Company prior to the issuance of shares of Stock pursuant to this Award.

9.             Plan Governs.  Notwithstanding anything in this Award to the contrary, the terms of this Award shall be subject to the terms of the Plan.

10.          Unsecured Creditor.  Your rights with respect to the Award and the shares of Stock subject thereto prior to the delivery of a certificate for shares of Stock pursuant to Section 2 above are those of an unsecured general creditor of the Company.  No shares of Stock or other specific property is or will be set apart in trust or otherwise with respect to the Award but all of your rights in the award will be evidenced only by entries on the books of the Company unless and until shares of Stock are actually issued to you, your beneficiary or your estate pursuant to the Award.

11.          Rules Relating to Termination of Employment.  For purposes of this Award, the date of termination of your employment shall be the first day occurring on or after the Grant Date on which you are not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of you between the Company and a Subsidiary or between two Subsidiaries; and further provided that your employment shall not be considered terminated while you are on a leave of absence from the Company or a Subsidiary approved by your employer.  If, as a result of a sale or other transaction, your employer ceases to be a Subsidiary (and your employer is or becomes an entity that is separate from the Company), and you are not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then, the occurrence of such transaction shall be treated as the date of termination of your employment caused by you being discharged by the employer.

12.          Definitions.  For purposes of this Award, the terms used in this Award shall have the following meanings:

(i)            Cause.  A termination of employment for “Cause” means any termination of your employment by the Company or any of its Subsidiaries for (i) serious, willful misconduct in respect of your obligations to the Company or its Subsidiaries, which has caused demonstrable and serious injury to the Company or any of its Subsidiaries, monetary or otherwise, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony, which has caused demonstrable and serious injury to the Company or any of its Subsidiaries, monetary or otherwise, as evidenced by a binding and final judgment, order, or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal; or (iii) your willful and continual failure to substantially perform your duties for the Company or any of its Subsidiaries (other than resulting from your incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to you specifying the manner in which you have failed to substantially perform.

(ii)           Change in Control.  A “Change in Control” of the Company shall mean “a change in the ownership or effective control” of the Company, or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations and Internal Revenue Service guidance thereunder.

(iii)         Designated Termination.  “Designated Termination” means the termination of your employment with the Company and its Subsidiaries by reason of your death, Retirement, Disability, involuntary termination by the Company and its Subsidiaries without Cause or voluntary termination by you with the consent of the Committee.

(iv)          Disability.  Except as otherwise provided by the Committee, “Disability” means the determination by the Committee, in its sole discretion, that a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

(v)            Retirement.  “Retirement” means your retirement on an “Early Retirement Date”

or on or after your “Normal Retirement Date,” as those terms are defined in The Empire District Electric Company Employees’ Retirement Plan.

(vi)          Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Award.

Please acknowledge receipt of this Notice of Award by signing and returning to the Secretary of the Company the enclosed copy thereof, together with a completed and signed beneficiary designation form.

Very truly yours,

Chairman of the Plan Committee

Receipt of the foregoing Award of Dividend
Equivalents is hereby acknowledged. My
signed beneficiary designation form is attached.

Name

Date